EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 30, 2004 (except with respect to the matters discussed in Note 3 and paragraph 10 of Note 7, as to which the date is March 5, 2004) in the Registration Statement (Form S-4) and the related Prospectus of Hornbeck Offshore Services, Inc. for the registration of $225,000,000 Series B Senior Notes due 2014.

/s/ Ernst & Young LLP

New Orleans, Louisiana

December 21, 2004